Exhibit (g)(ii)

Amendment to Custody Agreement

This Amendment is dated                      (“Effective Date”) to the Custody Agreement, dated February 27, 2007 (the “Agreement”), and is entered into by and between Financial Investors Variable Insurance Trust, a Delaware statutory trust (the “Trust”), and The Bank of New York Mellon (the “Custodian”).

WHEREAS, the Trust and the Custodian wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. As of the Effective Date, all references to “Financial Investors Variable Insurance Trust” in the Agreement shall be replaced with references to “ALPS Variable Investment Trust”.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS VARIABLE INVESTMENT TRUST		THE BANK OF NEW YORK MELLON

By:		By:
Name:	Jeremy O. May	Name:
Title:	Treasurer	Title: